Exhibit 10.1

ENERGY RECOVERY, INC.
CHANGE IN CONTROL SEVERANCE PLAN

Article 1. Establishment, Term and Purpose

1.1     Establishment and Term of the Plan. The Energy Recovery, Inc. Change in Control Severance Plan (“Plan”) is designed to provide severance benefits to certain executives and other key employees of the Company in the event that their employment is terminated without cause or for good reason as a result of a change in control of the Company.  The Plan will commence on March 5, 2012 (the “Effective Date”) and will continue in effect in accordance with Article 5.

1.2     ERISA. This Plan is intended to be (i) an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and (ii) an unfunded plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 401 of ERISA, and any ambiguities herein shall be interpreted consistent with such intentions.

Article 2.    Definitions

As used in this Plan, the following capitalized terms will have the meanings set forth below:

(a)     “Affiliate” means any company Controlled by, or under common Control with, the Company.  “Control” means the Company’s right to vote 50% or more of the outstanding shares of the voting stock of the subject company.

(b)     “Board” means the Board of Directors of the Company.

(c)     “Cause” means, in the context of employment termination:

(i)           Any act by Participant in the course of employment or Participant’s performance of any act which, if Participant were prosecuted, would constitute a felony;

(ii)          Participant’s failure to carry out his or her material duties, after not less than thirty (30) days prior written notice of such failure, and which failure is unrelated to an illness or disability of not greater than twelve (12) work weeks;

(iii)         Participant’s dishonesty towards or fraud upon the Company which is injurious to the Company;

(iv)         Participant’s violation of confidentiality obligations to the Company or misappropriation of Company assets; or

(v)          Participant’s death or disability, as defined in the Company long-term disability plan in which the Participant participates or, if the Participant does not participate in such a plan, the principal long-term disability plan that covers the Company’s senior-level executives

(d)     “Change in Control” means:

(i)           an acquisition of 50% or more of the outstanding common stock or voting securities of the Company by an person or entity, other than the Company, a Company employee benefit plan or a corporation controlled by the Company’s shareholders;

(ii)           changes in the composition of the Board over a rolling twelve-month period, which changes result in less than a majority of the directors consisting of Incumbent Directors.  “Incumbent Directors” include directors who are or were either

(x)	members of the Board as of the Effective Date or

(y)
elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.  Incumbent Directors do not include any individual not otherwise an Incumbent Director whose election or nomination resulted from an actual or threatened proxy contest (relating to the election of directors to the Board); or

(iii)           consummation of a complete liquidation or dissolution of the Company, or a merger, consolidation or sale of all or substantially all of the Company’s then existing assets (collectively, a “Business Combination”), other than a Business Combination:

(x)	in which the stockholders of the Company immediately prior to the Business Combination receive 50% or more of the voting stock resulting from the Business Combination,

(y)	through which at least a majority of the members of the Board are Incumbent Directors; and

(z)
after which no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) owns 50% or more of the stock of the corporation resulting from the Business Combination who did not own such stock immediately before the Business Combination.

(e)     “Committee” means the Compensation Committee of the Board.

(f)     “Company” means Energy Recovery, Inc., a Delaware corporation.

(g)     “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(h)     “Effective Date” has the meaning ascribed to it in Section 1.1.

(i)     “ERISA” has the meaning ascribed to it in Section 1.2.

(j)     “Good Reason” means, the occurrence of any one or more of the following without the Participant’s express written consent:

(i)           the termination or material breach of this Plan by the Company;

(ii)          the failure by the Company to have any successor, or any assignee of all or substantially all of the Company’s assets, assume this Plan;

(iii)         any material diminishment in Participant’s title, position, duties, responsibilities or status than those in effect immediately prior to the Change in Control (including, in the case of a Participant who is the Chief Executive Officer who reports directly to the Board or a Participant who is the Chief Financial Officer or General Counsel who reports directly to the Chief Executive Officer immediately prior to the Change, if, after such Change in Control, the Chief Executive Officer no longer reports directly to the Board of a public company and the Chief Financial Officer and/or General Counsel no longer reports directly to the Chief Executive Officer of a public company), it being understood that in the case of a Participant other than the Chief Executive Officer, Chief Financial Officer, or General Counsel, a Participant’s reporting to a business unit head instead of to the Chief Executive Officer will not constitute a material diminishment if the Participant’s duties and responsibilities otherwise remain substantially the same;

(iv)         any material reduction in, limitation of, or failure to pay or provide, any compensation provided to the Participant under any agreement or understanding between the Participant and the Company, or pursuant to the Company’s policies and past practices, as of the date immediately prior to the Change in Control;

(v)          any material reduction in the Participant’s base salary or target bonus opportunity from the amounts in effect immediately prior to the Change in Control; or

(vi)         any change in the Participant’s place of employment that increases Participant’s commuting distance by more than 30 miles over his or her commuting distance immediately prior to the Change in Control.

Good Reason will only be deemed to exist if the Participant provides notice of the condition(s) constituting Good Reason within 30 days of the existence of the condition and gives the Company 30 days from its receipt of such notice to remedy the condition.  If the condition is remedied, Good Reason will not be deemed to exist.

(k)     “Participant” means any full-time employee of the Company or an Affiliate whom the Committee, in its sole discretion, makes a participant of the Plan.  The Committee or its delegate also may, from time to time and by written notice to the affected Participant(s), remove any previously selected Participant(s) from continued participation in this Plan.  Any removal of a Participant will not be effective until 12 months after such notice is delivered to the Participant.

(l)      “Plan” means this Change in Control Severance Plan, as may be amended from time to time.

(m)     “Qualifying Termination” has the meaning ascribed to it in Section 6(a).

(n)      “Severance Benefits” has the meaning ascribed to it in Section 3.2.

(o)      “Severance Benefits Payment Date” has the meaning ascribed to it in Section 3.3.

Article 3.    Change in Control Severance Benefits

3.1     Protected Termination.  In the event that, within eighteen months after a Change in Control, Participant is terminated without Cause or terminates his or her employment voluntarily with Good Reason, Participant will be entitled to the Severance Benefits defined below.

3.2     Severance Benefits.  Upon termination without Cause or with Good Reason within eighteen months after a Change in Control, Participant will receive all payments required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay and all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the Participant’s termination occurs, less deductions required or permitted by law.  Participants will also be entitled to receive the following additional benefits (“Severance Benefits”) in exchange for an agreement to release all claims known or unknown against the Company and for the restrictive covenants set forth in Article 8:

(a)     an additional payment equal to the sum of: (i) 12 months’ severance pay determined by Participant’s regular base rate of pay for work for the Company and/or Affiliates in effect as of the date of the employment termination and (ii) 100% of Participant’s target annual bonus under the Company’s bonus program (or any successor bonus program) for the fiscal year in which the Change in Control occurs, less deductions required or permitted by applicable law (the “Additional Payment”);

(b)     immediate vesting of all unvested equity compensation held by the Participant as of the date of termination; in the case of unvested equity compensation where the amount payable is based on the satisfaction of performance criteria, the amount of unvested equity will be determined by deeming all performance criteria satisfied at 100% of target, less deductions required or permitted by applicable law; to the extent the equity compensation is subject to Code section 409A, the vesting acceleration of the equity compensation shall not cause any distribution or payment under the equity compensation to be made before the earliest date it may be made without violating Code section 409A.

(c)     if the Participant timely elects to continue Participant’s medical, dental, and vision benefits under COBRA (including, if applicable, continuation of coverage for the Participant’s spouse and dependents), then, contingent upon the Participant paying his or her share of the monthly COBRA premium, the Company will pay its share of the monthly premium under COBRA to the same extent it pays for coverage under the Company’s group plans for active employees and their dependents, if applicable, for 12 months after the Participant’s termination, unless  the Participant becomes eligible for group medical, dental, and vision coverage through another employer.  Participant will have an obligation to notify the Company upon becoming eligible for group medical, dental and vision benefits from another employer during the 12 month period. At the end of any Company-paid period of COBRA coverage, the Participant may, at his own expense, continue COBRA coverage for the remainder of the period for which the Participant is eligible.  The preceding provisions will be modified to the extent medical, dental, and vision benefits are not provided through the purchase of insurance, but are provided by the Company on a self-insured basis.  In that case, the Participant will be required to initially pay the entire monthly premium, but will be reimbursed each month an amount equal to the monthly amount (if any) that the Company would pay (or would incur as its share of the cost) each month for an active employee with the same coverage; and

(d)     payment by the Company for the reasonable costs of outplacement services for the Participant during the six months following termination in an amount up to $10,000.  No payment, however, will be made in lieu of outplacement services.

3.3     Timing of Severance Benefits; Form of Additional Payment.  Participant will be entitled to the Severance Benefits ten (10) days after the “Separation from Service” or ten (10) days after the Company’s receipt of the signed unrevoked release agreement, whichever is later (the “Severance Benefit Payment Date”).  The Additional Payment shall be made in the form of a lump sum payment on the Severance Benefit Payment Date, but in any event within 90 days following the Participant’s Separation from Service, subject to any delay that may be required pursuant to Section 9.2 hereof.  “Separation from Service” shall have the meaning ascribed to it under Code section 409A.

3.4     Payment Obligation. Except as otherwise provided, Severance Benefits under the Plan will not be reduced or affected by any offset, counterclaim, recoupment, defense or other right which the Company may have against the Participant or anyone else.  Company, however, reserves all rights to pursue any and all causes of action that it otherwise might have against the Participant.  In addition, any violation by Participant of Article 8 will result in a cessation of the Company’s obligation to provide Severance Benefits and will entitle the Company to seek repayment of any payments previously made.

3.5     Other Benefits.   Participant will not be required to mitigate the amount of the Severance Benefits by seeking alternative employment or other work.  With the exception of COBRA payments, the amount of the Severance Benefits will not be reduced by amounts earned by Participant as a result of employment by another employer or other work after the date of termination.  All payments, benefits and amounts provided under this Plan will be in addition to and not in substitution for any disability, workers’ compensation or other Company benefit plan distribution that a Participant is entitled to at his or her date of termination.  Notwithstanding the preceding sentence or anything else contained herein to the contrary, a Participant’s Severance Benefits under this Plan shall be reduced by the severance benefits that the Participant may be entitled to under any applicable laws or any other plan, program, agreement or other arrangement with the Company or an Affiliate, including, without limitation, any such benefits provided for by an employment agreement.  To the extent any Severance Benefits constitute nonqualified deferred compensation subject to Code section 409A, the Severance Benefits shall be reduced in a manner that complies with Code Section 409A.

3.6     General Release.  Any other provision of this Plan notwithstanding, Section 3.1 above will not apply unless Participant has executed a general release in a form reasonably satisfactory to the Company of all known and unknown claims that Participant may then have against the Company or persons affiliated with the Company and has expressly agreed in writing not to prosecute any legal action or other proceeding based on any of such claims.  Such release must be signed and returned within 45 days of the date of the Participant’s Qualifying Termination and remain unrevoked for any revocation required by applicable law.

3.7     Employment Status.  Unless otherwise provided in another written agreement between a Participant and the Company or an Affiliate or by applicable law, the employment of the Participant by the Company is “at will,” and, prior to the effective date of a Change in Control, may be terminated by the Company or an Affiliate at any time, subject to applicable law.  Participant’s eligibility for Severance Benefits under this Plan does not affect the Company’s continuing right to terminate Participant at any time or absent a Change in Control, subject to any limitations imposed by contract or applicable law.

Article 4.   Acceleration of Equity Award Vesting upon Change in Control.

Notwithstanding any provisions to the contrary in this Plan and to the extent permitted under the equity compensation plan of the Company under which the equity compensation was granted, if a Change in Control occurs and a Participant’s equity compensation is not converted, assumed, or replaced by a successor entity with an equivalent award, then immediately prior to the Change in Control the Participant’s equity compensation shall become fully exercisable and vested and all forfeiture restrictions on such equity compensation shall immediately lapse.  In the case of equity compensation, the amount of which is based on the satisfaction of performance criteria, all performance criteria will be deemed satisfied at target.  The conversion, assumption or replacement of an equity award for an equity award over stock that is not publicly traded shall not be considered to be an equivalent award for purposes of this Plan.  To the extent the equity compensation is subject to Code section 409A, the vesting acceleration of the equity compensation shall not cause any distribution or payment under the equity compensation to be made before the earliest date it may be made without violating Code section 409A.

Article 5.Term

On December 31, 2012 and on each anniversary thereafter, the Plan will be extended automatically for an additional year, unless the Committee delivers written notice, at least six months prior to the end of each such term, to each Participant that this Plan will not be extended.  If such notice is timely given, this Plan will terminate at the end of the term then in progress.  Notwithstanding the preceding sentences, however, this provision for automatic extension will have no application following a Change in Control of the Company. In the event a Change in Control occurs during the initial or any extended term, this Plan will remain in effect for the longer of: 12 months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled and until all benefits required hereunder have been paid to Participants.  For all purposes of this Plan, only one Change in Control will be taken into account (i.e., if a Change in Control is followed by a second Change in Control during the term of  this Plan, the second Change in Control will be ignored for all purposes).

Article 6.   Restrictive Covenants

By accepting participation in this Plan and receiving the benefits provided for by Section 3.1 of this Plan, each Participant will be deemed to, and does, agree to each of the following subsections:

(a)     Non-Compete and Non-Solicit.  For one (1) year after any termination under the Plan that gives rise to benefits under the Plan (a “Qualifying Termination”), Participant will not, directly or indirectly, engage in or render any service of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, that is in competition with Company (or the employing Affiliate) anywhere in the world.  In accordance with this restriction, but without limiting its terms, Participant will not: (i) enter into or engage in any business which competes with the business of Company (or Affiliate) ; (ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the business of Company (or Affiliate); (iii) divert, entice, or take away any customers, business, patronage or orders of Company (or Affiliate) or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of Company (or Affiliate).

(b)     Scope of Restricted Activities.  For the purposes of Section 8(a),  but without limitation thereof, Participant will be in violation thereof if Participant engages in any or all of the activities set forth therein directly as an individual on Participant’s own account, or indirectly as a stockholder, partner, joint venturer, participant, agent, salesperson, consultant, officer and/or director of, or by virtue of the ownership by Participant’s spouse, child or parent of any equity interest in, any firm, association, partnership, corporation or other entity engaging in any or all of such activities; provided, however, Participant’s or Participant’s spouse’s, child’s or parent’s ownership of less than 1% of the issued equity interest in any publicly traded corporation will not alone constitute a violation of Article 8.

(c)     Scope of Covenants.  Company and Participant acknowledge that the time, scope, geographic area and other provisions of this section have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this section to be reasonable and necessary for the protection of the interests of the Company, but if any such restriction or covenant will be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant will apply with such deletion or modification as may be necessary to make it valid and enforceable.  The restrictions and covenants contained in each provision of this Article 8 will be construed as separate and individual restrictions and covenants and will each be capable of being severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Article 8.  Without in any way limiting the remedies otherwise available to the Company for breach of any provision of this Plan, the Company will be entitled to the repayment of Severance Benefits paid to a Participant under this Plan for any violation of Article 8 by Participant.

(d)     No Solicitation/Interference.  While employed by Company and until the one year anniversary of any Qualifying Termination, Participant will not directly or indirectly, at any time attempt to disrupt, damage, impair or interfere with the business of the Company or any Affiliate by raiding any of Company’s or Affiliate’s employees or soliciting any of them to resign from their employment by Company or Affiliate, or by disrupting the relationship between Company or any Affiliate and any of their respective consultants, agents, representatives or vendors.  Participant acknowledges that this covenant is necessary to enable Company and Affiliates to maintain a stable workforce and remain in business.

(e)     Non-Disparagement.  While employed by the Company and until the one year anniversary of such a Qualifying Termination, (i) the Participant shall not make or encourage or induce others to make statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of the Company or its Affiliates or their officers, directors, employees, shareholders, agents or products.  The foregoing shall not be violated by truthful statements in connection with required governmental testimony or filings, or judicial, administrative or arbitral proceedings (including, without limitation, depositions or testimony in connection with such proceedings).

Article 7.   Excise Tax Limitation and Compliance with Section 409A

7.1     Parachute Rules. This section applies to the extent that any or all of the Severance Benefits provided for in this Plan, either alone or in conjunction with other compensatory payments, would give rise to a “parachute payment” under Sections 280G and 4999 of the Code (collectively, the “Parachute Rules”) and, if after taking into account any applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, the payment of reduced Severance Benefits pursuant to the waiver described in the following sentence would result in the receipt by the Participant, on an after-tax basis, of a greater payment than had the payment of Severance Benefits not been reduced.  The waiver described in this section is the Participant’s waiving the parachute payment to the minimum extent necessary so that the remaining value of the parachute payment equals one dollar less than the amount which would result in any compensatory payments being subject to the excise tax imposed by Section 4999 of the Code, with the result that the Participant receives only the amount of such payment which would not constitute an “excess parachute payment” under the Parachute Rules.  Reduction will occur in the following order:

(i)           cancellation of acceleration of vesting on any equity awards that are in the nature of a right to exercise, such as options or stock appreciation rights;

(ii)          reduction in the benefits described in Section 3.2(c) and (d) (with such reduction being applied to the benefits in the manner having the least economic impact to the Participant and, to the extent the economic impact is equivalent, such benefits will be reduced in the reverse order of when the benefits would have been provided to the Participant, that is, benefits payable later will be reduced before benefits payable earlier);

(iii)         reduction of the Additional Payment;

(iv)         cancellation of acceleration of vesting of equity awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of equity award compensation is to be canceled, such acceleration of vesting will be canceled in the reverse order of the date of grant of such equity awards; that is, later equity awards will be canceled before earlier equity awards.

Anything to the contrary in the foregoing notwithstanding, payments or benefits that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced or eliminated last in time.  In no event will the Company or any Affiliate be required to gross up any payment or benefit to the Participant to avoid the effects of the Parachute Rules or to pay any regular or excise taxes arising from the application of the Parachute Rules.  Unless the Company or an Affiliate and the Participant otherwise agree in writing, any parachute payment calculation will be made in writing by independent public accountants agreed to by the Company or an Affiliate and the Participant, whose calculations will be conclusive and binding upon the Company or an Affiliate and the Participant for all purposes. The Company or Affiliate and the Participant will furnish to the accountants such information and documents as the accountants may reasonably request in order to make a parachute payment determination.

7.2     Code Section 409A.

(i)           The reimbursements, payments and benefits to which the Participant could become entitled to under this Plan are intended be exempt from Code section 409A under the separation pay plan and short-term deferral exception to the maximum extent permitted under Code section 409A and the guidance promulgated thereunder, and the Plan shall be interpreted and administered in a manner consistent with such intent.  If the Company believes, at any time, that any of such reimbursement, payment or benefit is not exempt or does not comply with Code section 409A, the Company may amend the terms of Plan to avoid the application of Code section 409A in a particular circumstance or as necessary or desirable to satisfy any of the requirements under Code section 409A (with the most limited possible economic effect on the Participant and the Company) or to mitigate any additional tax, interest and/or penalties that may apply under Code section 409A if exemption or compliance is not practicable, but the Company shall not be under any obligation to make any such amendment.  Nothing in this Plan shall provide a basis for any person to take action against the Company or any Affiliate based on matters covered by Code section 409A, including the tax treatment of any amount paid under the Plan, and neither the Company nor any of its Affiliates shall under any circumstances have any liability to any Participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Plan, including taxes, penalties or interest imposed under Code section 409A.

(ii)          Anything in this Section 7.2 to the contrary notwithstanding, no Severance Benefits that are non-qualified deferred compensation subject to Code section 409A, as determined in the Committee’s sole discretion, will be paid unless the Participant experiences a Separation from Service, and, if the Participant is a “Specified Employee,” within the meaning of Code section 409A, as of the date of the Separation from Service, such amount will instead be paid or provided to the Participant on the earlier of the first business day after the date that (i) is six months following the Participant’s Separation from Service or (ii) of the Participant’s death, to the extent such delayed payment is required to avoid a prohibited distribution under Code section 409A(a)(2), or any successor provision thereof.  To the extent any Severance Benefits constitute non-qualified deferred compensation subject to Code section 409A and the payment period specified in Section 3.3 begins in one calendar year and ends in the subsequent calendar year, the Severance Benefits shall be paid in the second calendar year.  The provisions of this Section 7.2 will qualify and supersede all other provisions of this Plan as necessary to fulfill the foregoing intention.

Article 8.   Claims Procedures

8.1     Committee Review. Any Participant or beneficiary of a deceased Participant (such Participant or beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Plan. Such claim will be delivered to the Committee in care of the Company in accordance with the notice provisions of Section 12.3. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 270 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.2     Notification of Decision. The Committee will consider a Claimant’s claim pursuant to Section 10.1 within a reasonable time, but no later than 90 days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension will be furnished to the Claimant prior to the termination of the initial 90 day period. In no event will such extension exceed a period of 90 days from the end of the initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee will notify the Claimant in writing:  (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or (b)  that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant: (i) the specific reason(s) for the denial of the claim, or any part of it; (ii) specific reference(s) to pertinent provisions of this Plan upon which such denial was based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; (iv) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (v) a statement of the Claimant’s right to seek arbitration pursuant to Section 10.3.

8.3     Arbitration of Claims.  A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence arbitration pursuant to this section with respect to any claim for benefits under this Plan.  Any dispute, controversy or claim arising hereunder or in any way related to this Plan, its interpretation, enforceability or applicability that cannot be resolved by mutual agreement of the parties (the “arbitrable claims”) will be submitted to binding arbitration. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law.  Any court action involving a dispute which is not subject to arbitration will be stayed pending arbitration of arbitrable disputes.  The arbitrator will have the authority to issue provisional relief. The Participant and the Company further agree that each has the right, pursuant to California Code of Civil Procedure section 1281.8, to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.  Any demand for arbitration will be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

The arbitration will be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures. The arbitration will be conducted in the San Francisco Bay area (unless the parties mutually agree on another location) by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who will have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator will be selected from JAMS pursuant to its Employment Arbitration Rules and Procedures. The Company will pay the costs of the arbitrator’s fees.  The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator will have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award will be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to California Code of Civil Procedure section 1286, et seq.  It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery only to those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to at least one deposition and will have access to essential documents and witnesses as determined by the arbitrator.  The provisions of this Section will survive the expiration or termination of the Plan, and will be binding upon the parties.

Article 9.   Successors and Assignment

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least 50%  of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.   This Plan will inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, will be paid to the Participant’s beneficiary in accordance with the terms of this Plan.

Article 10.   General

10.1     Modification. Except as set forth below, no provision of this Plan may be modified, waived, or discharged unless as to a Participant such modification, waiver, or discharge is agreed to in writing and signed by each affected Participant and by an authorized member of the Committee or its designee, or by the respective parties’ legal representatives and successors.  The consent requirement of the preceding sentence will not apply to the extent that (i) amendments provide additional benefits to Participants or are required so that the plan complies with applicable law (including Section 409A) or (ii) the amendment is not effective until one year after it is communicated to all affected Participants.

10.2     Notice of Termination. Any termination by the Company for Cause or by a Participant for Good Reason will be communicated by a written notice which states the specific termination provision in this Plan relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under that provision.

10.3     Notice.  For purposes of this Plan, notices, including a Notice of Termination, and all other communications provided for in this Plan will be in writing and will be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed: (i) if to the Participant, to his or her latest address as reflected on the records of the Company, and (ii) if to the Company: Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA  94577, Attention:  Chief Financial Officer or to such other address as the Company may furnish to the Participant in writing with specific reference to this Plan and the importance of the notice, except that notice of change of address will be effective only upon receipt.

10.4     Limitation on Assignment.  Except as otherwise provided herein or by law, no right or interest of any Plan under the Plan will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof will be effective; and no third party creditors of a Participant will have any right or interest in any Participant’s rights or interests under the Plan.  When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs or dies after accruing benefit rights under the Plan, payment may be made directly to his or her legal guardian or personal representative, executor or estate administrator, as the case may be.

10.5     Applicable Law. To the extent not preempted by ERISA or any other laws of the United States, the laws of the State of California will be the controlling law in all matters relating to this Plan (without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any other jurisdiction). Any statutory reference in this Plan will also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

10.6     Unfunded Plan.  The Plan will not be required to be funded unless such funding is authorized by the Board in its sole discretion.  Regardless of whether the Plan is funded, no Participant will have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

10.7     Withholding.  All benefits hereunder will be reduced by withholding of federal, state and local income or other taxes, and any foreign taxes, and will be subject to applicable tax reporting, as the Company may deem necessary or appropriate for purposes of compliance with applicable tax laws.